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                                                                     EXHIBIT 5.1

                             January 26, 1999

United Parcel Service of America, Inc.
55 Glenlake Parkway, NE
Atlanta, Georgia 30328

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to United Parcel Service of America, Inc., a Delaware corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of $2,000,000,000 aggregate principal amount of debt securities (the "Debt Securities") under a form of Indenture (the "Indenture"), between the Company and Citibank, N.A., as Trustee (the "Trustee").

     In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation, as amended, of the Company; (b) the Bylaws of the Company;
(c) the Indenture filed as an exhibit to the Registration Statement; (d) the Registration Statement on Form S-3, as amended (the "Registration Statement") for the registration of the Debt Securities, (e) the form of Underwriting Agreement filed as an exhibit to the Registration Statement; and (f) resolutions of the Company's Board of Directors authorizing the Indenture, the Registration Statement and the filing thereof, the Underwriting Agreement and other documents and actions related thereto. In this examination, except with respect to documents executed by officers of the Company in our presence, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproductions or certified copies and the authenticity of the originals of such other documents.

     Based upon the foregoing, we are of the following opinions:

     1. The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

     2. The Indenture has been duly authorized and assuming due authorization, execution and delivery thereof by the Trustee, will constitute a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms; and the Debt Securities have been duly authorized and, when the final terms thereof have been duly approved by all necessary corporate action and when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
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United Parcel Service of America, Inc.
January 26, 1999
Page 2

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Validity of Offered Debt Securities" in the prospectus filed as part of the Registration Statement.

     The opinions set forth above are subject to the qualifications that (i) enforcement of the Company's obligations under the Indenture and Debt Securities may be subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general equity principles and any implied covenant of good faith and fair dealing (whether considered in a proceeding in law or in equity), and (ii) the remedy of specific performance and injunctive and other relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


                                 Very truly yours,

                                 HUNTON & WILLIAMS